EXHIBIT 22
                            MEDICAL INNOVATIONS, INC.
                              LIST OF SUBSIDIARIES

Nurses PRN of Virginia, Inc. - incorporated in Texas
Medical Innovations of Virginia, Inc. - incorporated in Texas
Physician's Visiting Nurse Service, Inc. - incorporated in Texas
Desert Corporation - incorporated in Nevada
Home Health Associates, Inc. - incorporated in Nevada
Home Care Management Corporation - incorporated in Nevada
PRN Home Health Care, Inc. - incorporated in Nevada
Nevada Home Care Partners, Inc. - incorporated in Nevada
Hospital HomeCare Corporation - incorporated in Texas